Exhibit 99.1

NEWS RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Shareholders Approve Merger with First Reserve

CLEVELAND, OH, December 28, 2016 — Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local natural gas utilities serving approximately 68,600 customers in four states, today announced that, based on votes cast at the Company’s special meeting of shareholders held earlier today, Gas Natural’s shareholders voted to approve the Company’s previously announced plan to merge with FR Bison Merger Sub, Inc., an indirect wholly-owned subsidiary of First Reserve Energy Infrastructure Fund II, L.P (“First Reserve”), a leading global private equity and infrastructure investment firm exclusively focused on energy. Over 73.0% percent of the outstanding shares voted, with 98.2% percent approving the proposed merger.

“We are pleased with the result of the vote as it overwhelmingly demonstrates the strong support for the transaction by our shareholders,” said Gregory J. Osborne, Gas Natural’s President and Chief Executive Officer. “We have achieved a major milestone toward completing the merger with First Reserve. With shareholder support, we can move forward and seek regulatory approvals. The result of the vote demonstrates shareholder confidence in the strength of the franchise to serve our customers’ needs and to grow the business. I would like to thank Gas Natural Inc. shareholders and employees for their support throughout the process.”

Under the terms of the merger agreement with First Reserve, Gas Natural shareholders will receive $13.10 for each share of Gas Natural common stock that they own.

Gas Natural and First Reserve continue to expect to complete the transaction in the second half of 2017, subject to the satisfaction of the remaining customary closing conditions, including the approval of the Maine Public Utilities Commission, the Montana Public Service Commission, the North Carolina Utilities Commission and the Public Utility Commission of Ohio.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 68,600 customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina. The Company’s other operations include intrastate pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Gas Natural Inc. regularly posts information on its website at www.egas.net.

About First Reserve

First Reserve is a leading global private equity and infrastructure investment firm exclusively focused on energy. With over 30 years of industry insight, investment expertise and operational excellence, First Reserve has cultivated an enduring network of global relationships and raised approximately USD $31 billion of aggregate capital since inception. Putting these to work, First Reserve has completed approximately 600 transactions (including platform investments and add-on acquisitions), creating several notable energy companies throughout First Reserve’s history. Its portfolio companies operate on six continents, spanning the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services and infrastructure. For more information, please visit www.firstreserve.com.

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Gas Natural Inc. Shareholders Approve Merger with First Reserve

December 28, 2016

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects” “intends,” “plans,” “predicts,” “believes,” “may,” “will” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include, but are not limited to the Company’s ability to complete the proposed transaction; any event, change or circumstance that might give rise to the termination of the merger agreement; the effect of the announcement of the proposed transaction on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; the failure to receive, on a timely basis or otherwise, approval of the merger, and the other transactions contemplated by the merger agreement, by the Company’s shareholders or the approval of government or regulatory agencies with regard to the merger; the failure of one or more conditions to the closing of the merger to be satisfied; risks arising from the merger’s diversion of management’s attention from our ongoing business operations; risks that the Company’s stock price may decline significantly if the merger is not completed; the Company’s ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company’s continued ability to make dividend payments; the Company’s ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company’s ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company’s control; the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission (the “SEC”); and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

For more information, contact

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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